EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018 (except Note 1.1, as to which the date is June 18, 2018), with respect to the balance sheet of Autolus Therapeutics plc (formerly Autolus Therapeutics Limited), in the Registration Statement (Form F-1 No. 333-224720) and related Prospectus of Autolus Therapeutics plc for the registration of 7,812,500 American Depositary Shares.

/s/ Ernst & Young LLP

Reading, United Kingdom

June 18, 2018